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Genasense® Increases Antitumor Activity of Iressa®
in Preclinical Models of Non-Small Cell Lung Cancer

Preliminary Data Show Similar Activity with Tarceva® and Alimta®

Berkeley Heights, NJ – April 19, 2005 –Genta Incorporated (NASDAQ: GNTA) announced today that preclinical data have shown that Genasense® (oblimersen sodium injection), the Company's lead anticancer drug, may enhance the antitumor activity of gefitinib (Iressa®; AstraZeneca PLC) in non-small cell lung cancer (NSCLC). Gefitinib has been recently approved for clinical treatment of patients with advanced NSCLC. The results were presented today at the annual meeting of the American Association for Cancer Research (AACR) in Anaheim, CA.

Gefitinib is an inhibitor of epidermal growth factor receptor tyrosine kinase (EGFR-TK). Recent studies have suggested that clinical response to gefitinib is highly dependent upon the presence of specific mutations in the EGFR gene, which are found in only a small subset of patients with NSCLC. The present study was undertaken to evaluate whether Genasense could enhance the anticancer response to gefitinib, and also to evaluate whether Genasense could overcome the limitations to gefitinib activity that may be dependent upon EGFR mutations.

Using experimental xenograft models of human NSCLC cells (including A546, H460, H1299 and MV522), Genasense used alone showed somewhat greater inhibition of tumor growth in mice compared with single-agent gefitinib. However, the combination of both drugs yielded considerably enhanced antitumor activity. Separate studies have shown that these cell lines do not carry EGFR mutations that are known to be associated with gefitinib-sensitivity. Thus, it appears that the addition of Genasense may overcome naturally occurring resistance to gefitinib. Finally, preliminary data using both erlotinib (Tarceva®; OSI Pharmaceuticals, Inc.) and permetrexed (Alimta; Eli Lilly, Inc.) – an EGFR inhibitor and antifol, respectively, that were recently approved for marketing in NSCLC – have revealed similar results in combination with Genasense in these models.

“These studies extend the synergistic potential of Genasense into a new class of anticancer compounds, the EGFR-tyrosine kinase inhibitors”, said Dr. Bob Brown, Genta's Vice-President, Research and Technology. “The only prior study using a tyrosine kinase inhibitor showed that Genasense could enhance the anti- leukemic activity of imatinib (Gleevec™; Novartis, Inc.) in a model of chronic myelocytic leukemia (CML), and this combination is now being evaluated in a clinical trial.” The data on Genasense plus imatinib trial can be accessed at: http://clincancerres.aacrjournals.org/cgi/content/full/9/11/4267

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertain ties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated